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                                                                    Exhibit 10-M

March 12, 2004

Terry McCormack
President, Automotive Aftermarket Group
Dana Corporation
4500 Dorr Street
Toledo, OH  43615

Dear Terry:

         On behalf of Dana Corporation ("Dana"), I am pleased to inform you that Dana intends to provide you with a Retention Incentive Payment and Severance Payment to provide a financial incentive for you to remain employed with the Business, to encourage your active participation and full preparedness during the sale process, to encourage you to promote the value characteristics of the Business, and to allow the Business to retain your valuable services in this time of transition, on the terms and conditions set forth in this letter (the "Agreement").[1]

         BACKGROUND. As you know, Dana is intending to sell its interest in substantially all of the assets of the Business. This sale of the Business and the uncertainty it will create will understandably and quite naturally cause valued employees such as yourself to be concerned about their careers and to consider making changes. Subject to the terms below, you will be eligible to receive a Retention Incentive Payment and a Severance Payment to assure your assistance in selling the Business. Upon the sale of the Business, you will have the option of staying employed with Dana or accepting a position with the Buyer. If you elect to stay employed with Dana, you will not be guaranteed a position at the same level of your current employment. However, Dana will make reasonable efforts to find a comparable position for you.

         RETENTION INCENTIVE PAYMENT. In accordance with the terms and conditions described below, Dana will pay you a Retention Incentive Payment equal to up to two (2) times your annual base salary in effect on the Closing Date or, if the Business Units are sold in two separate transactions, the First Closing Date, or the Second Closing Date, whichever is applicable.

         Single Transaction.

         In the event that the Business is sold in a single transaction, Dana will pay you the Retention Incentive Payment in two equal installments. The first installment, equal to 50% of the Retention Incentive Payment (the "First Installment"), will be paid to you in a lump sum payment on or not more than sixty (60) days after the Closing Date, provided that you are employed by Dana as President, Automotive Aftermarket Group on the Closing Date.

--------------------------
[1] The definitions contained in the attached Annex A set forth the meaning of all capitalized terms used but not defined in this letter.

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         In the event you accept employment with the Buyer as of the Closing
Date, Dana will pay you a second installment, equal to fifty percent (50%) of the Retention Incentive Payment (the "Second Installment"), in a lump sum payment on or not more than sixty (60) days after the expiration of six (6) months from your Employment Date. However, you are not eligible to receive and will not be paid the Second Installment, in whole or in part, if (1) your employment is terminated for Cause during the six (6) month period beginning on the Employment Date; or (2) if you voluntarily resign your employment other than for Good Reason during the six (6) month period beginning on the Employment Date. If your termination of employment during such six (6) month period is due to your death or Disability you shall remain eligible for the Second Installment.

         In the event that (i) you do not receive an offer of employment from the Buyer as of the Closing Date, and (ii) Dana fails to offer you a Comparable Job immediately following the Closing Date, and (iii) you are employed by Dana as President, Automotive Aftermarket Group on or immediately prior to the Closing Date, and (iv) you choose to resign your employment with Dana as of or immediately following the Closing Date (a "Dana Severance Event"), Dana will pay you the Second Installment no later than sixty (60) days after the Closing Date.

         Sale of Business Units in Separate Transactions.

         In the event that the Business Units are sold in two separate transactions, and in the event you accept employment with the Buyer as of the First Closing Date and Dana does not object to your acceptance of such offer, Dana will pay you the First Installment in a lump sum payment on or not more than sixty (60) days after the First Closing Date; provided, that you are employed by Dana as President, Automotive Aftermarket Group on the First Closing Date.

         In the event you do not accept employment with the Buyer as of the First Closing Date, Dana will pay you the First Installment in a lump sum payment on or not more than sixty (60) days after the Second Closing Date; provided, that you are employed by Dana as President, Automotive Aftermarket Group on the Second Closing Date.

         In the event you accept employment with the Buyer as of the First Closing Date as described above, or after the Second Closing Date, Dana will pay you the Second Installment in a lump sum payment on or not more than sixty (60) days after the expiration of six (6) months from your Employment Date. However, in the event you accept employment with the Buyer as of the First or Second Closing Date, you are not eligible to receive and will not be paid the Second Installment, in whole or in part, if (1) your employment is terminated for Cause during the six (6) month period beginning on the Employment Date; or (2) if you voluntarily resign your employment other than for Good Reason during the six (6) month period beginning on the Employment Date. If your termination of employment during such six (6) month period is due to your death or Disability you shall remain eligible for the Second Installment.

         In the event that you experience a Dana Severance Event as of the Second Closing Date, Dana will pay you the Second Installment no later than sixty (60) days after the Second Closing Date.

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         No Sale By June 30, 2005

         If no sale of any portion of the Business is consummated on or prior to June 30, 2005, you shall be eligible to receive and will be paid half of the First Installment, equal to twenty-five percent (25%) of the Retention Incentive Payment, within sixty (60) days following June 30, 2005, provided, that you are employed by Dana as President, Automotive Aftermarket Group on June 30, 2005. Any Retention Incentive Payment payable to you pursuant to this Agreement as a result of any subsequent closing of the Business or Business Units will be reduced by this amount.

         SEVERANCE PAYMENT. In the event you accept employment with the Buyer as of the Closing Date, the First Closing Date or the Second Closing Date, as applicable, Dana (or, if Dana assigns this Agreement to the Buyer, the Buyer) will pay you a severance payment (the "Severance Payment") provided that (1) you are employed by Dana as President of the Automotive Aftermarket Group as of immediately prior to the Employment Date and (2) after the Employment Date, you experience a Qualifying Termination. The Severance Payment will be a lump sum payment equal to the sum of (x) two (2) times the greater of your annual base salary with Dana as in effect immediately prior to the Employment Date or your annual base salary with the Buyer on the date of your Qualifying Termination, and (y) two (2) times the greater of your Target Annual Bonus with Dana as in effect immediately prior to the Employment Date or your Target Annual Bonus with the Buyer on the date of your Qualifying Termination.[2] If you satisfy the conditions described above, the Severance Payment shall be paid to you as soon as practicable after your termination of employment or resignation, but in no event later than sixty (60) days after the date of your Qualifying Termination.

         In the event that you experience a Dana Severance Event as of the Closing Date or the Second Closing Date, as applicable, Dana will pay you the Severance Payment no later than sixty (60) days after the Closing Date or the Second Closing Date, as applicable.

         Please note that Dana will withhold from any payments under this Agreement any taxes that Dana determines it is required to withhold. However, it is ultimately your responsibility to pay any required taxes on these payments regardless of whether they are withheld.

         Any payment to which you are otherwise entitled pursuant to this Agreement will be paid to your estate or beneficiary, as applicable, in the event of your death prior to the making of such payment.

         The Retention Incentive Payment and Severance Payment will not be included for purposes of determining the amount of any benefits under any qualified or nonqualified employee benefit plans of Dana or any of its affiliates in which you may be a participant.

--------------------------
[2] Dana will notify the Buyer in writing on or before any applicable closing date of your then current Target Annual Bonus with Dana.

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         SATISFACTORY COOPERATION. You will be eligible to receive and will be paid the First Installment and Second Installment of the Retention Incentive Payment, or any portion thereof as set forth above, and the Severance Payment in the event a Dana Severance Event occurs, contingent upon your satisfaction of all conditions and requirements set forth in this Agreement, including you satisfactory support, cooperation, and participation in marketing the Business throughout the sale process, as determined by the Dana Corporation Policy Committee, or its equivalent, in its sole discretion.

         ACCURATE/COMPLETE INFORMATION. You will cooperate in providing Dana with accurate and complete information regarding the Business to the best of your knowledge and belief until the sale of all or substantially all of the Business is completed.

         CONFIDENTIALITY. You will not disclose any of the terms of this Agreement except as required by law to anyone other than your spouse, your legal counsel or your financial advisor. If you do disclose the terms of this Agreement as permitted in the previous sentence, you will take all reasonable measures to assure that the terms of the Agreement are not subsequently disclosed to any additional third parties, unless required by law. In addition, you will not disclose any information relating to the sale of the Business except (1) as required by law or (2) while employed by Dana, in the business of and/or for the benefit of Dana.

         DUTIES AND RESPONSIBILITIES. If you accept employment with the Buyer, during your employment with the Buyer, for a period of two years beginning on the Employment Date and regardless of your title and reporting structure, you will devote your entire business skill, time, and effort diligently to the affairs of the Buyer in accordance with the duties assigned to you by the Buyer at the location assigned to you by the Buyer.

         COMPENSATION AND BENEFITS. If you accept employment with the Buyer, your base salary, bonus (if any), and employee benefits (other than the Retention Incentive Payment) following the Employment Date will be determined by the Buyer. Dana will make a good faith effort to negotiate for you a base salary, bonus, and employee benefit package with the Buyer that is reasonably comparable to the base salary, bonus, and employee benefit package you were receiving from Dana or any of its affiliates immediately prior to the Employment Date.

         a. Bonus. If you commence employment with the Buyer or experience a Dana Severance Event, you will receive, within sixty (60) days after the Measuring Date, a pro rata share of your Dana bonus, if any, for the plan year in which the Measuring Date occurs, based on the Business's and Dana's performance during the portion of the bonus period through the Measuring Date and the number of days worked for Dana during the plan year in which the Measuring Date occurs, calculated in accordance with the then-current terms and conditions applicable to your bonus plan. If you remain employed with Dana (and do not accept Employment with the Buyer) after the Closing Date or the Second Closing Date, as applicable, you will receive (1) a pro rata share of your Dana bonus, if any, based upon the Business's and Dana's performance during the portion of the bonus period through the Closing Date or the Second Closing Date, as applicable, and the number of days worked during the plan year for the Business prior to the

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                  Closing Date or the Second Closing Date, as applicable,
                  calculated in accordance with the then-current terms and condition applicable to your bonus plan; and (2) a pro rata bonus paid in accordance with the terms and conditions of the bonus plan or program offered by the Dana division or business unit for which you begin working after the Closing Date or the Second Closing Date, as applicable, based upon the number of days worked for that division or business unit during the plan year for which the bonus is paid.

         b. Stock Options. If you accept employment with the Buyer or experience a Dana Severance Event, your Dana Options will terminate. Consequently, if you wish to exercise any vested Dana Options you must do so before the Measuring Date. If you have any outstanding Dana Options at the Measuring Date, they will also terminate, but Dana will pay you a cash payment, as soon as practicable after the Measuring Date, equal to the excess, if any, of the Fair Market Value of Dana stock over the grant price of your Dana Options times the number of shares of Dana stock subject to your outstanding Dana Options, whether or not such Dana Options are vested as of the Measuring Date. If you are eligible and choose to retire from Dana as of the close of business on the Closing Date, the First Closing Date or the Second Closing Date, as applicable, the foregoing does not apply and your Dana Options will be exercisable as provided for in the applicable stock option plan and grants.

         RELEASE. If you accept a position with the Buyer, or become entitled to a Severance Payment or a Retention Incentive Payment, (1) on such date as Dana may specify following the Closing Date, the First Closing Date or the Second Closing Date, as applicable, and prior to your receipt of such payment and (2) as of the date of the Qualifying Termination, if applicable, you will execute and not revoke a release satisfactory to Dana (or satisfactory to the Buyer if the liability to make the Severance Payment has been assigned to the Buyer) and substantially in the form attached hereto as Exhibit A (a "Release"), releasing Dana and/or the Buyer, and its or their affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Agreement or any claim for vested benefits under a qualified employee retirement benefit plan sponsored by Dana). All payments to which you may be entitled under this Agreement are subject to your executing and not revoking the applicable Release, as contemplated in this paragraph.

         NON-DUPLICATION OF BENEFITS/NO SEVERANCE. The payment of any benefits under this Agreement will be in lieu of, and not in addition to, any separation or severance benefits to which you may be entitled from Dana. In addition, no provision of this Agreement will require Dana to provide you with any payment, benefit, or grant that duplicates any payment, benefit or grant that you are entitled to receive under any Dana compensation or benefit plan or other agreement or arrangement.

         ASSIGNMENT. In the event that you accept employment with the Buyer, Dana may assign its rights and obligations under this Agreement (excluding Dana's obligation to pay the

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Retention Incentive Payment) to the Buyer without notice to or consent from you.
In the event of such assignment and the Buyer's failure to comply with its obligation under this Agreement to pay you the Severance Payment, Dana will pay you an amount equal to the difference between the amount, if any, paid to you by the Buyer and the amount of the Severance Payment, determined by Dana in its sole discretion, to which you would otherwise be entitled under this Agreement. For purposes of clarity, the Severance Payment shall be reduced (but not below zero) by the amount of any severance payment you receive from the Buyer, even if not made pursuant to this Agreement, in the event of your Qualifying
Termination.

         EMPLOYMENT. Nothing in this Agreement shall be construed as a contract of employment with Dana and nothing in this Agreement limits Dana's right to terminate your employment with Dana while you remain a Dana employee. No provision of this Agreement entitles you to employment with Dana after you have elected to accept employment with the Buyer.

         WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio, determined without regard to its choice of law rules.

         EFFECTIVE DATE. The terms of this Agreement regarding payment of the Retention Incentive Payment and the Severance Payment have no force or effect prior to the Closing Date or the First Closing Date, as applicable, other than as set forth above under the heading "No Sale By June 30, 2005."

         TERMINATION DATE. This Agreement will terminate on December 31, 2005, unless the Closing Date or the Second Closing Date, as applicable, occurs prior to that date.

         Dana believes that this offer provides you with a financial incentive to remain with Dana. I hope that you find that it provides you with a level of comfort to allow you to continue to perform your responsibilities in an exemplary manner. Your signing the Release described above and accepting the Retention Incentive Payment will be deemed to constitute your acceptance of all of the conditions of this Agreement and an understanding that this Agreement may not be modified except by written agreement of you and Dana.

                                            Sincerely yours,

                                            /s/ Marvin A. Franklin
                                            ----------------------
                                            For Dana Corporation

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                                     ANNEX A

                                   DEFINITIONS

1. "Business" means substantially all of the assets of the Dana Automotive Aftermarket Group (but excluding the Clevite operations).

2.       "Business Units" means the Wix Group and the Brake & Chassis Group.

3. "Buyer" means the purchaser of the Business, or the purchaser of an individual Business Unit, as indicated by the context.

4. "Cause" means: (i) your conviction of, or plea of guilty or nolo contendere to, a felony; (ii) your willful misconduct or gross negligence in the performance of your duties; or (iii) your breach of the conditions of this letter.

5. "Closing Date" means the date of the closing of the sale of the Business.

6. "Comparable Job" means a position which (i) includes a base salary and bonus eligibility that is no less than your base salary and bonus eligibility with Dana immediately before the Closing Date or Second Closing Date, as applicable; and (ii) would not constitute a material diminution in your title, position, or job responsibilities from those currently in effect with Dana as of the date of this letter.

7. "Dana Options" means options to purchase Dana stock under a Dana stock option plan and, if applicable, the Echlin 1992 Stock Option Plan.

8. "Disability" means a 180 consecutive day absence from work due to mental or physical illness determined to be total and permanent by a physician selected by Dana or the Buyer, as applicable, and reasonably acceptable to you.

9. "Employment Date" means the date on which you commence employment with the Buyer, which date may be the Closing Date, the First Closing Date or the Second Closing Date.

10. "Fair Market Value" means the average closing price of Dana stock during the twenty (20) trading days immediately prior to the Employment Date.

11. "First Closing Date" means, in the event that the Business Units are sold in two separate transactions, the date of the closing of the sale of the first of the Business Units to be sold.

12. "Good Reason" means: (i) a material diminution in your title, position, or job responsibilities from those in effect immediately prior to the Employment Date; (ii) a material reduction in your base salary and bonus eligibility when compared to the salary and bonus that you were eligible to receive from Dana immediately before the Employment Date; or (iii) a change in your principal place of employment that is more than fifty (50) miles from your

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principal place of employment immediately before the Employment Date, without your written consent.

13. "Measuring Date" means either the Employment Date or the date on which you experience a Dana Severance Event.

14. "Qualifying Termination" means a termination of your employment during the two-year period beginning on the Employment Date (A) by the Buyer other than for Cause, (B) by you for Good Reason or (C) by reason of your Disability.

15. "Retention Incentive Payment" means an amount equal to two (2) times your annual base salary as in effect on the Closing Date or the First Closing Date, as applicable.

16. "Second Closing Date" means, in the event that the Business Units are sold in two separate transactions, the date of the closing of the sale of the second of the Business Units to be sold.

17. "Target Annual Bonus" means the target bonus payment that you would have received if all annual bonus objectives were met under the applicable annual bonus plan or program of Dana or the Buyer, as applicable.

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                                    EXHIBIT A

                                RELEASE AGREEMENT

         This Release Agreement is entered into as of this ____ day of __________, 2004, by and between _______________ (hereinafter "Employee"),
[Buyer ("Buyer"),][3] and Dana Corporation ("Dana").

     1. Dana agrees to provide Employee with the benefits provided for in the retention agreement set out in a letter to Employee from Dana dated March __, 2004 after Employee executes this Release Agreement and it becomes effective pursuant to its terms as set forth below.

     2. Employee represents that Employee has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to Employee's employment with, resignation from, or termination from, Dana [and Buyer]; provided, however, that nothing contained in this Release Agreement shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release herein. In consideration of the benefits described in paragraph 1 above, Employee, on Employee's own behalf, and on behalf of Employee's heirs, successors and assigns, hereby agrees to release Dana [and Buyer], all of its[/their] past, present and future subsidiaries and affiliates, and all of its and their past, present and future directors, officers, employees, employee retirement plans, employee welfare plans (including, but not limited to, any plan that provides welfare benefits following retirement); and all of its and their respective heirs, successors, and assigns from any and all claims, charges, complaints, causes of action, demands, and liabilities that Employee might otherwise have asserted arising out of Employee's employment with Dana [and Buyer], including the termination of that employment. However, Employee is specifically not releasing rights, if any, to vested benefits under any qualified employee retirement plan, any rights or claims that may arise after the date on which Employee signs this Release Agreement, or any rights arising pursuant to the retention agreement referenced in paragraph 1 above. Those rights, and only those rights, survive unaffected by this Release Agreement.

     3. Employee understands that as a consequence of signing this Release Agreement, Employee is giving up, with respect to Employee's employment and the termination of that employment, any and all rights Employee might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.

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[3] All bracketed language to be used in any Release signed in conjunction with a Severance Payment or a Retention Incentive Payment following employment by Buyer.

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     4.     To the extent not preempted by federal law, the provisions of this
            Agreement will be construed and enforced in accordance with the laws of the State of Ohio, determined without regard to its choice of law rules.

     5.     Employee further acknowledges and agrees that:

            a. The benefits Employee is receiving under the retention agreement constitutes consideration over and above any benefits that Employee might be entitled to receive without executing this Release Agreement.

            b. Dana[/Buyer] advised Employee in writing to consult with an attorney prior to signing the Release Agreement.

            c. Employee was given a period of at least 21 days within which to consider and sign the Release Agreement.

            d. Dana[/Buyer] has advised Employee of Employee's right to revoke this Release Agreement at any time within seven (7) days after signing of this Release Agreement and that this Release Agreement will not become effective until the expiration of this seven-day period.

            e. Employee warrants and represents that Employee's decision to accept this Release Agreement was (a) entirely voluntary on Employee's part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the retention agreement or in the Release Agreement; and (c) did not result from any threats or other coercive activities to induce acceptance of the retention agreement or Release Agreement.

            f. This Release Agreement is given in connection with and
               constitutes a part of the retention agreement and if the retention agreement is null and void, this Release Agreement shall have no force or effect.

         In the event Employee decides to exercise Employee's right to revoke within seven (7) days of Employee's execution of this Release Agreement, Employee must do the following: (a) notify Dana in writing of Employee's intent to revoke this Release Agreement, and (b) simultaneously return in full any consideration received from Dana under the retention agreement.

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         Employee further warrants and represents that Employee fully understands and appreciates the consequences of signing this Release.

         IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement on the dates written below.

________________________________               _________________________________
Employee                                       For Dana Corporation

Date:___________________________               Title:___________________________
                                               Date:____________________________
[For Buyer

Title:__________________________
Date:___________________________]

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